SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/X/Preliminary Information Statement

/  / Confidential, for Use of the Commission Only (as permitted by Rule
     14C-5(D)(2))

/  / Definitive Information Statement


                             TRACK DATA CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

/X/ No Fee required.

/  / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
   _____________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________

/  / Fee paid previously with preliminary materials.

/  / Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

   _____________________________________________________________________

2) Form, Schedule or Registration Statement No:

   _____________________________________________________________________

3) Filing party:

   _____________________________________________________________________

4) Date filed:

   _____________________________________________________________________


* Set forth the amount on which the filing fee is calculated and state how it was determined.





                                   Track Data

                                95 Rockwell Place
                            Brooklyn, New York 11217

                              Information Statement

     This information statement is provided by the Board of Directors of Track Data Corporation, a Delaware corporation, in connection with a proposed action by written consent to authorize and approve an amendment to the Company's Certificate of Incorporation to effect a one-for-six reverse stock split of all issued and outstanding shares of the Company's Common Stock and to change the authorized shares from 300 million shares to 50 million shares of $.01 par value Common Stock.

     Stockholders who own approximately 52% of the total outstanding votes of all issued and outstanding Common Stock of the Company have consented in writing to the proposals, and these consents are sufficient to take the proposed actions. The Company does not intend to solicit any proxies or consents from any other stockholders in connection with these actions.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Company's principal executive office address is 95 Rockwell Place, Brooklyn, New York, 11217. This Information Statement will be mailed to the Company's stockholders on or about October 11, 2002.



         ITEM I.  PROPOSAL TO APPROVE A ONE-FOR-SIX REVERSE STOCK SPLIT

     The Board of Directors of the Company has adopted a proposal declaring advisable an amendment to the Certificate of Incorporation of the Company to effect a one-for-six reverse stock split of its issued and outstanding Common Stock and to change the authorized shares from 300,000,000 shares of $.01 par value Common Stock to 50,000,000 shares of $.01 par value Common Stock. As of August 31, 2002, there were issued and outstanding 52,228,010 shares of Common Stock. Except for the receipt of cash in lieu of fractional interests, the proposed reverse stock split will not affect any stockholder's proportionate equity interest in the Company. The proposed form of the Certificate of Amendment of the Certificate of Incorporation is attached hereto as Exhibit A.

     The amendment will not have any material impact on the aggregate of the capital and surplus represented by the shares of Common Stock. For financial statement purposes, approximately $435,000 will be transferred from Common Stock to additional paid in capital. Adoption of the reverse stock split will reduce the presently authorized and outstanding shares of Common Stock as indicated in the table below. In connection with the reverse stock split, each stockholder on the Effective Date (as defined below) would receive one share of Common Stock in exchange for each six outstanding shares the stockholder then owns, and cash for any fractional share resulting from the reverse split.





                       Before Split             After Split
Class of Stock  Authorized    Outstanding  Authorized  Outstanding
--------------  ------------  -----------  ----------  -----------
Common Stock    300,000,000    52,228,010  50,000,000    8,704,668


     The number of outstanding shares after the reverse stock split is approximate. Except for the reverse split of the outstanding shares, the rights and privileges of holders of shares of Common Stock will remain the same after the proposed reverse stock split.

Reasons for the Reverse Stock Split
-----------------------------------

     The Company has been advised by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") that the Company's shares will not be listed on the National Market System after December 11, 2002 if by then the Company has not maintained a minimum bid price of $1.00 per share for at least ten consecutive trading days. The Company has not since July 30, 2002 maintained a $1 closing bid price for its shares, and the closing bid price on September 19, 2002 was $.33. Although Nasdaq also advised the Company that it may permit the Company's shares to qualify for listing on the Nasdaq SmallCap Market, any such exemption may only be available until September 8, 2003 if the Company does not maintain a minimum $1 closing bid price. After such time, the stock would be quoted on the Bulletin Board.

     Quotations for the Company's Common Stock have appeared on Nasdaq since August 1994. Pursuant to Rule 15c2-6 (the "Rule") adopted by the Securities and Exchange Commission ("Commission") under the Securities Exchange Act of 1934, broker-dealers are required to implement certain supplemental sales practice requirements when recommending and selling "designated securities" to customers in transactions not exempt under the Rule. The Rule was directed at the elimination of certain practices in connection with the sale of certain low priced securities. The Rule exempts from its requirements the securities of issuers listed on national securities exchanges and the Nasdaq trading systems. Management of the Company believes that the market for the Company's Common Stock will be improved by maintaining its listing on Nasdaq, thereby maintaining the exemption of its Common Stock from the impact of the Rule.

     The Board of Directors also believes that the current per share price level of the Company's Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stocks to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of broker commissions and to time consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

     The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed reverse stock split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed reverse stock split may be proportionately less than the decrease in the number of shares outstanding, and any increased liquidity due to any increased per share price could be partially or entirely off-set by the reduced number of shares outstanding after the proposed reverse stock split. The proposed reverse stock split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. In general, there can be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time. Should the post-split price per share decline below $1 the Company would again fail to meet Nasdaq's requirements for continued listing. The management of the Company does not currently intend to engage in any future transactions or business combinations which would qualify the Company for deregistration of the Common Stock from the reporting and other requirements of Federal securities laws.

     It is expected that the Certificate of Amendment will become effective approximately 20 days after the date of mailing of this Information Statement, on or about October 31, 2002. The proposed reverse stock split will become effective at the close of business on the effective date of that filing (the "Effective Date"). Commencing after the Effective Date, each currently outstanding certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares resulting from the reverse stock split. Currently outstanding certificates do not have to be surrendered in exchange for new certificates in connection with the reverse stock split. Rather, new stock certificates reflecting the number of shares resulting from the reverse stock split will be issued only as currently outstanding certificates are transferred. The Company will provide stockholders with instructions as to how to exchange their certificates and encourage them to do so. The Company will obtain a new CUSIP number for its shares of Common Stock.

     To the extent a stockholder holds a number of shares that would result in a residual fractional interest, the Company will pay, as soon as is practicable after the Effective Date, the closing bid price on the Effective Date for each share of Common Stock outstanding prior to the reverse stock split that comprises the fractional interest. Stockholders will not have the opportunity on or after the Effective Date to round off their stockholdings to avoid resulting fractional interests. The Company has 266 stockholders of record and believes that the approximate total number of beneficial holders of the Common Stock of the Company to be approximately 12,000, based on information received from the transfer agent and those brokerage firms who hold the Company's securities in custodial or "street" name. After the reverse stock split the Company estimates that it will continue to have approximately the same number of stockholders.

     There can be no assurance that the market price of the Common Stock after the proposed reverse stock split will be six times the market price before the proposed reverse stock split, or that such price will either exceed or remain in excess of the current market price.

Options and Warrants
--------------------

     The Company also has outstanding various options and warrants to acquire up to an aggregate of approximately 8,818,650 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options and warrants will be reduced to one-sixth the previous amounts and the per share exercise prices will be increased six times.

Federal Income Tax Consequences
-------------------------------

     The federal income tax consequences of the proposed reverse stock split will be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is therefore necessarily general in nature. Therefore, stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual tax circumstances.

1. The proposed reverse stock split will be a tax-free recapitalization for the Company and its stockholders to the extent that currently outstanding shares of stock are exchanged for other shares of stock after the split.

2. The new shares in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of stock held by that stockholder immediately prior to the proposed reverse stock split if no fractional shares are present. If fractional shares are present as a result of the split, and the stockholder realizes a gain on the exchange, the stockholder will recognize a taxable gain equal to the lesser of the cash received or the gain realized. If fractional shares are present and a loss is realized on the exchange, the loss is not recognized, but rather the loss must be deferred until the stockholder disposes of the new stock in a taxable transaction. The stockholder's basis in the new stock is equal to the basis in the stock exchanged less any cash received plus gain recognized, if any.

3. Stockholders who receive cash for fractional shares will be treated as if they had received such fractional shares and then sold them to the Company. Such stockholders will recognize gain or loss equal to the difference between the amount of cash received and their basis in the stock exchanged.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of August 31, 2002, certain information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Executive Officers and (iv) all Executive Officers and Directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o the Company, 95 Rockwell Place, Brooklyn, New York 11217.





                                        Shares Owned Beneficially (1)
Name                                    No.of Shares      % of Class
----                                    ------------      ----------

Barry Hertz (2)                          27,990,546         52.2%

Martin Kaye (3)                             553,400           *

Jay Gelman (4)                              350,000           *

Jack Spiegelman (5)                          89,000           *

E. Bruce Fredrikson (6)
Syracuse University
School of Management
Syracuse, NY 13244                           91,000           *

Stanley Stern (7)                           132,000           *
All Officers and Directors as a Group
(eight persons)(8)                       29,205,946        53.5%

 ---------------

* = less than 1%

(1) Unless otherwise indicated, (i) each person has sole investment and voting power with respect to the shares indicated and (ii) the shares indicated are currently outstanding shares. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentages are calculated based on 52,228,010 shares outstanding.

(2) Consists of 24,213,532 shares owned by Mr. Hertz, 2,305,400 shares owned by Trusts established in the names of Mr. Hertz's children and 94,948 shares held by a family LLC managed by Mr. Hertz who owns 8% of such LLC. Mr. Hertz disclaims beneficial interest in shares owned by the Trust and 92% of the family LLC not owned by him. Also includes 1,376,666 shares issuable upon the exercise of presently exercisable options under the Company's Stock Option Plans.

(3) Consists of 38,400 shares owned of record and 515,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(4) Consists of shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(5) Consists of 60,000 shares owned of record, 4,000 shares owned by his wife as to which Mr. Spiegelman disclaims beneficial interest and 25,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(6) Consists of 28,000 shares owned of record and 63,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(7) Consists of 22,000 shares owned of record and 35,000 shares held in the Track Data Phantom Unit Trust to be released upon his termination of association with the Company, or earlier with approval of the Board of Directors. Also includes 75,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(8) Consists of 26,801,280 outstanding shares and 2,404,666 shares issuable upon exercise of options described in footnotes 2 through 6 above.

                             NO RIGHTS OF APPRAISAL

     Under the laws of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the Amendment to effect the Reverse Stock Split, and we will not independently provide stockholders with any such right.

                                APPROVAL REQUIRED

     The approval of a majority of the outstanding stock entitled to vote on the record date, September 25, 2002, will be necessary to approve the proposed amendments. As discussed above, stockholders with voting authority for stock representing 26,613,880 shares of 52,128,010 shares eligible to vote, or approximately 52%, of the votes of the Company's outstanding stock have consented in writing to the proposed amendments to the Certificate of Incorporation. The Company does not intend to solicit any proxies or consents from any other stockholders in connection with these actions.


                                                                       Exhibit A
                                                                       ---------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             TRACK DATA CORPORATION


     Track Data Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. This Certificate of Amendment to the Certificate of Incorporation of the Corporation has been duly adopted pursuant to the provisions of Section 242 of the Delaware General Corporation Law.

2. This Certificate of Amendment shall be effective at 6:00 p.m. on [ ], 2002 (such time and date, the "Effective Date").

3. Paragraph Fourth (a) of the Certificate of Incorporation is amended to read in its entirety as follows:

          "(a) The total number of shares of stock which the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

4. At the Effective Date, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-six without any further action on the part of the holders thereof. No fractional shares will be issued. Any stockholder that holds a number of shares that would become a fractional share as a result of the combination will instead be paid the closing bid price on the Effective Date for each share of Common Stock outstanding prior to the combination that comprises the fractional interest."

IN WITNESS WHEREOF, said Track Data Corporation has caused this certificate to
be signed by its Vice President, and its Assistant Secretary, this           day
of October, 2002.

Track Data Corporation




By:                                      Attest:
   -------------------------------       --------------------------------------
   Martin Kaye, Vice President           Laurel Louison, Assistant Secretary